Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to agreement and plan of merger (this “Amendment”) is made and entered into as of February 7, 2022, by and among Industrial Logistics Properties Trust, a Maryland real estate investment trust (“Parent”), Maple Delaware Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company” and, together with Parent and Merger Sub, each a “party” and collectively, the “parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, the parties entered into that certain Agreement and Plan of Merger, dated as of November 5, 2021 (the “Agreement”);

WHEREAS, Parent desires to transfer all of the issued and outstanding limited liability company interests of Merger Sub to a direct wholly owned Maryland real estate investment trust subsidiary of Parent, and after such transfer, Merger Sub will be an indirect wholly owned subsidiary of Parent; and

WHEREAS, in accordance with Section 9.9 of the Agreement, the Parties wish to amend the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The Amendment

1.1	Amendment to Section 4.5. Section 4.5 (Capitalization; Interim Operations of Merger Sub) of the Agreement is hereby amended by deleting the last sentence of that Section 4.5 in its entirety and restating such sentence in its entirety to read as follows:

“All of the issued and outstanding limited liability company interests of Merger Sub are owned directly or indirectly by Parent. On or prior to February 7, 2022, the Subsidiary of Parent that directly owns all of the issued and outstanding limited liability company interests of Merger Sub, in its capacity as the sole member of Merger Sub, (i) approved and declared it advisable, and in the best interests of Merger Sub to enter into this Agreement providing for the Merger, upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions to which Merger Sub is a party contemplated hereby, upon the terms and subject to the conditions set forth herein.”

2.	Miscellaneous Provisions

2.1	Effect of Amendment. This Amendment shall be effective as of the date first written above. For the avoidance of doubt, all references (a) in the Agreement to “this Agreement” and (b) to the Agreement in any other agreements, exhibits, schedules and disclosures schedules referred to in the Agreement, will in each case be deemed to reference the Agreement as amended by this Amendment. This Amendment is limited precisely as written and except to the extent specifically amended herein or supplemented hereby, the Agreement remains unchanged and in full force and effect.

2.2	Counterparts. This Amendment may be executed and delivered in two (2) or more counterparts, including by facsimile or other form of electronic transmission, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.

2.3	Governing Law. This Amendment and any disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby (whether in contract, tort or otherwise) shall be governed by and construed in accordance with Section 9.11 (Governing Law and Venue; Waiver of Jury Trial) of the Agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:	/s/ John G. Murray
	Name:	John G. Murray
	Title:	President and Chief Executive Officer

MAPLE DELAWARE MERGER SUB LLC

By:	/s/ John G. Murray
	Name:	John G. Murray
	Title:	President and Chief Executive Officer

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Michael Landy
	Name:	Michael Landy
	Title:	President and CEO

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]